EXHIBIT 10.15

WORKING CAPITAL LOAN AND SECURITY AGREEMENT

THIS WORKING CAPITAL LOAN AND SECURITY AGREEMENT is made and dated as of January 8, 2021 and is entered into by and between PINEAPPLE ENERGY LLC, a Delaware limited liability company, for itself and on behalf of any Subsidiary (collectively, “Borrower”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”) for itself and the Lenders set forth on Schedule 1.1 attached hereto (the “Lenders”).

RECITALS

A.        Borrower has requested that Lenders make available to Borrower a working capital loan in the original principal amount of Five Hundred Thousand Dollars ($500,000) (the “Loan”); and

B.        Lenders are willing to make the Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and the Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1      Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing), any product, product line or Intellectual Property of or from any other Person.

“Advance(s)” means the Loan funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Affiliate” means as to any Person (but which shall not include the Lenders or Agent for purposes of any Anti-Terrorism Laws): (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Working Capital Loan and Security Agreement, as amended from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Cash Interest Rate” means for any day a per annum rate of interest equal to 10.00%.

“Change in Control” means any reorganization, recapitalization, consolidation or merger

(or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Price” shall mean a price per Unit equal to the lowest price per Unit paid by the other purchasers of the Units sold in the Qualified PIPE Transaction.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Financing Statements” means a UCC financing statement or statements covering the Collateral.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Hercules” means Hercules Capital, Inc., and/or its successors and/or assigns.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts” that are due and owing and not contingent on future performance, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, (f) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements (other than those arising in the ordinary course of business), (g) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date between the Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Investment” means (a) any beneficial ownership (including stock, partnership, limited liability company interests, or other securities) of or in any Person, (b) any loan, advance or capital contribution to any Person or (c) any Acquisition.

“IRS” means the United States Internal Revenue Service.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan Documents” means this Agreement, the promissory notes (if any), the Account Control Agreements, all UCC Financing Statements, the Intellectual Property Security Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Agent’s Liens on the Collateral or the priority of such Liens.

“Maturity Date” means January 7, 2022.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control. “OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked

Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Permitted Indebtedness” means:

(i)        Indebtedness of Borrower in favor of the Lenders or Agent arising under this Agreement or any other Loan Document;

(ii)       Indebtedness of Borrower in favor of Agent arising under that certain Loan and Security Agreement by and between Borrower and Agent dated December 11, 2020; and

(iii)      Indebtedness to trade creditors incurred in the ordinary course of business (due within 90 days), including such Indebtedness incurred in the ordinary course of business with corporate credit cards in an amount not to exceed $25,000.00 at any time outstanding.

“Permitted Investments” means:

(1)       marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts;

(2)       Investments accepted in connection with Permitted Transfers;

(3)       Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; and

(4)       Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business.

“Permitted Liens” means:

(i)        Liens in favor of Agent or the Lenders;

(ii)       Liens in favor of Agent arising under that certain Loan and Security Agreement by and between Borrower and Agent dated December 11, 2020;

(iii)      Liens for taxes, fees, assessments or other governmental charges or levies, either not yet due or being contested in good faith by appropriate proceedings diligently conducted; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP;

(iv)      the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(v)       leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(vi)      Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(vii)     statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; and

(viii)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

“Permitted Transfers” means (i) sales of customer contracts to financing sources or sales of Inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States of America in the ordinary course of business, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (iv) other transfers of assets having a fair market value of not more than $50,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“PIPE Transaction” means the offer and sale of PIPE Transaction Equity, in a transaction exempt from the registration requirements of the Securities Act, by an issuer whose common stock (or class thereof) is registered pursuant to Section 12 of the Exchange Act or otherwise publicly traded or contemplated to be publicly traded, whether by merger, reverse merger or otherwise.

“PIPE Transaction Equity” means equity securities, and/or securities convertible, exercisable and/or exchangeable into or for equity securities, including without limitation, common stock, units, convertible preferred stock, convertible debentures, warrants, or other equity or equity-like securities.

“PIPE Transaction Threshold” means a PIPE Transaction that generates proceeds to the Borrower of at least $20,000,000 in the aggregate.

“Qualified PIPE Transaction” means a PIPE Transaction that meets the PIPE Transaction Threshold.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Restricted License” means any material License or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means, collectively, Borrower’s Indebtedness under (a) this Agreement, and (b) the Loan and the other Loan Documents, including any obligation to pay any amount now owing or later arising under any of the foregoing.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, either directly or indirectly, 50% or more of the outstanding voting securities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means Five Hundred Thousand Dollars ($500,000).

“Trademark License” means any written agreement granting any right to use any

Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Units” means those certain Units issued by Borrower pursuant to that certain Amended and Restated Limited Liability Company Agreement of Borrower dated December 11, 2020, as same may be amended from time to time.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

1.2      The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term Section
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11
Collateral	3.1
Confidential Information	11.13
Event of Default	9
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3

1.3      Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. THE LOAN

2.1          Loan.

(a)       Advances. Subject to the terms and conditions of this Agreement, from time to time Lenders shall make Advances to Borrower on a pro-rata basis based upon the amount of each Lender’s Term Commitment set forth on Schedule 1.1; provided, however, that the requested amount of any Advance shall be in increments of Fifty Thousand Dollars ($50,000).

(b)       Interest Rate. The principal balance of the Loan shall bear interest thereon from the date hereof at the Cash Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.

(c)       Payment. Borrower will pay interest accrued on the Loan at the Cash Interest Rate on the first Business Day of each month beginning after the Closing Date and continuing through and including the Maturity Date. The entire Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(d)      Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

(e)       Default Interest. Upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(b) plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(b).

(f)       Prepayment. At its option upon at least three (3) Business Days prior written notice to Agent, Borrower may prepay all or a portion of the outstanding Loan by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, in each case without prepayment premium or fee. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and upon the occurrence of a Change in Control or any other prepayment hereunder. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. The amount of the Loan that has been repaid from time to time which is a voluntary pre-payment by Borrower and not a required prepayment under this Agreement, may be reborrowed.

(g)       Conversion of the Loan.

(i)        Automatic Conversion. If a Qualified PIPE Transaction occurs on or prior to the Maturity Date, then (i) the outstanding principal amount of the Loan held by Hercules, and all accrued and unpaid interest thereon (collectively, the “Hercules Loan”), shall automatically convert into PIPE Transaction Equity issued in such Qualified PIPE Transaction at the Conversion Price, and (ii) the outstanding principal amount of the Loan held by the other Lenders, and all accrued and unpaid interest thereon, shall be immediately due and payable by the Borrower.

(ii)       Voluntary Conversion if a Non-Qualified PIPE Transaction Occurs. If a transaction or series of transactions, pursuant to which the Borrower issues and sells PIPE Transaction Equity that does not constitute a Qualified PIPE Transaction (a “Non-Qualified PIPE Transaction”) occurs on or prior to the Maturity Date and prior to the automatic conversion in accordance with subsection (g)(i) above, then (i) the Hercules Loan shall be convertible at the option of Hercules into PIPE Transaction Equity issued in the Non-Qualified PIPE Transaction at a price per Unit equal to the lowest price per Unit paid by the other purchasers of the PIPE Transaction Equity sold in the Non-Qualified PIPE Transaction (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event), and (ii) in the event Hercules converts the Hercules Loan, the outstanding principal amount of the Loan held by the other Lenders, and all accrued and unpaid interest thereon, shall be immediately due and payable by the Borrower.

(iii)      Conversion Procedure.

1.        Automatic Conversion Pursuant to Section 2.1(g)(i). If the Hercules Loan is to be automatically converted, written notice shall be delivered by Borrower to Hercules, notifying Hercules of the conversion to be effected, specifying the Conversion Price, the principal amount of the Hercules Loan to be converted, together with all accrued and unpaid interest, the securities to be issued on conversion, the date on which such conversion is expected to occur. Upon such conversion of the Hercules Loan, Hercules hereby agrees to execute and deliver to Borrower all transaction documents entered into by other purchasers participating in the Qualified PIPE Transaction, including any purchase agreement, investor rights agreement and other ancillary agreements, as applicable, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering). Borrower shall, as soon as practicable thereafter, issue and deliver to Hercules a certificate or certificates (or a notice of issuance of uncertificated Units, if applicable) for the number of Units to which Hercules shall be entitled upon such conversion, including a check payable to Hercules for any cash amounts payable as described in subsection (v) below. Any conversion of the Hercules Loan pursuant to Section 2.1(g)(i) shall be deemed to have been made immediately prior to the closing of the Qualified PIPE Transaction and on and after such date the persons entitled to receive the Units issuable upon such conversion shall be treated for all purposes as the record holder of such Units.

(iv)      Conversion Pursuant to Section 2.1(g)(ii). Before Hercules shall be entitled to convert the Hercules Loan into the applicable Units, it shall give written notice to Borrower of its election to convert the same pursuant to 2.1(g)(ii), and shall state therein the amount of the Hercules Loan to be converted. Upon such conversion of the Hercules Loan, Hercules hereby agrees to execute and deliver to Borrower all transaction documents entered into by other purchasers of the relevant securities (as may be amended), including any purchase agreement, investor rights agreement and other ancillary agreements, as applicable, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering). Borrower shall, as soon as practicable thereafter, issue and deliver to Hercules a certificate or certificates (or a notice of issuance of uncertificated Units, if applicable) for the number of Units to which Hercules shall be entitled upon such conversion, including a check payable to Hercules for any cash amounts payable as described in Section 2.1(g)(v). Any conversion of the Hercules Loan pursuant to this Section 2.1(g)(iv) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 2.1(g)(iv)and on and after such date the Persons entitled to receive the Units issuable upon such conversion shall be treated for all purposes as the record holder of such Units.

(v)       Fractional Units; Interest; Effect of Conversion. No fractional Units shall be issued upon conversion of the Hercules Loan. In lieu of Borrower issuing any fractional Units to Hercules upon the conversion of the Hercules Loan, Borrower shall pay to Hercules an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a Unit not issued pursuant to the previous sentence. In addition, to the extent not converted into Units, Borrower shall pay to Hercules any interest accrued on the amount converted and on the amount to be paid by Borrower pursuant to the previous sentence.

SECTION 3. SECURITY INTEREST

3.1         As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2          Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, and (b) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC).

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligation of the Lenders to make the Loan and each Advance hereunder is subject to the satisfaction by Borrower of the following conditions:

4.1          Advance Conditions. Borrower shall have delivered to Agent the following:

(a)       a duly executed Advance Request for each applicable Advance;

(b)       for the initial Advance, executed copies of the Loan Documents and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(c)       for the initial Advance, copy of resolutions of Borrower’s members and managers evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(d)       for the initial Advance, copies of the organizational documents, as amended through the Closing Date, of Borrower; and

(e)       for each Advance, Agent shall have approved, in writing, Borrower’s most recent operating budget (the “Approved Budget”).

4.2          No Default. As of the Closing Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and

(ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1      Corporate Status. Borrower is a limited liability company duly formed, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, Tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2      Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3      Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4      Anti-Terrorism Laws. None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.5      Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s board of directors.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1      Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount reasonably determined by Borrower after consultation with Agent, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2      Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc., as Agent”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3      Indemnity. Borrower agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

6.4      Post-Closing Covenant. Notwithstanding anything contained in this Section 6 to the contrary, Borrower shall have a period of thirty (30) days from the date of this Agreement to provide Agent with documentation, satisfactory to Agent in its reasonable discretion, that evidences that Borrower is in compliance with the insurance requirements set forth in this Section 6.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1      Anti-Terrorism Laws. Borrower shall provide to Agent immediate notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

7.2      Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral or otherwise evidence Agent’s rights herein. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.3      Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) Permitted Indebtedness, (b) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (c) inter-company Indebtedness owed by a Subsidiary to any Borrower or to another Subsidiary that is not a Borrower, and the prepayment by such Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (d) Indebtedness for working capital in an amount not to exceed $4,000,000 in the aggregate which is subject to one or more intercreditor agreements with Agent, the form and content of each such intercreditor agreement shall be satisfactory to Agent in its reasonable discretion and the prepayment of any such Indebtedness as permitted by any such Intercreditor Agreement, (e) the Accrued Payables or (f) as otherwise permitted hereunder or approved in writing by Agent.

7.4      Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property. Borrower shall not agree with any Person other than Agent or the Lenders not to encumber its property. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets.

7.5      Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.6      Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors.

7.7      Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.8      Mergers and Consolidations. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower).

7.9      Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.10    Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Subsidiary shall relocate any item of Collateral from a location described on Exhibit B to another location described on Exhibit B unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.11    Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts other than those set forth on Exhibit C, or accounts holding Investment Property. No Deposit Accounts shall be maintained, opened or established in the name of Borrower or any Subsidiary unless Agent shall have entered into an Account Control Agreement as to such Deposit Accounts.

7.12    Subsidiaries. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.13    Compliance Certificate. From time to time, at the request of Agent, the Chief Executive Officer or Chief Financial Officer of Borrower shall provide to Agent, in form and substance reasonably acceptable to Agent, a certification that Borrower is in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed and/or as to those provisions of the Loan Documents that it is not in compliance with.

7.14    Notification of Event of Default. Borrower shall notify Agent promptly of its knowledge of the occurrence of any Event of Default.

7.15    Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for general working capital purposes of Borrower in accordance with the Approved Budget. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions. Borrower further acknowledges and agrees that notwithstanding the foregoing, in no event shall any portion of the Loans be paid or distributed to any direct or indirect equity owner of Borrower or used to pay all or any portion of (i) any fees to board members, or (ii) payables, fees (including management fees), loans or other amounts due to Northern Pacific Growth Investment Advisors, LLC or Northern Pacific Holdings, LLC or any of their respective officers, directors, members, managers, subsidiaries or affiliates.

7.16    Compliance with Laws. Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations, and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.17    Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. If a Borrower (a) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (b) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property. Borrower shall provide written notice to Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (1) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (2) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

7.18    Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary.

7.19    Financial Reports. Within sixty (60) days after the end of each fiscal quarter, Borrower shall cause to be delivered to Agent unaudited profit and loss statements and a balance sheet of Borrower and its Subsidiaries. Within one hundred twenty (120) days after the end of each fiscal year, Borrower shall cause to be delivered to Agent a financial statement of Borrower for the prior fiscal year, prepared at the expense of Borrower, which financial statement shall set forth, as of the end of and for such fiscal year, a profit and loss statement and a balance sheet of Borrower and its Subsidiaries, prepared in accordance with GAAP. Borrower shall also provide such reasonable additional financial information requested by Agent within a reasonable period of time, but not to exceed ten (10) Business Days.

7.20    Accrued Payables. Borrower represents that, as of the date hereof, it has accrued on its financial statements, $2,000,000 in accounts payable that are owed to Lake Street Solar LLC and $350,000 of accounts payable that are or may be owed to Lenders (collectively, the “Accrued Payables”). Borrower hereby acknowledges, covenants and agrees that (a) the payment of the Accrued Payables shall be subordinate to the payment of the Secured Obligations, and (b) no payments may be made on account of the Accrued Payables if any portion of the Secured Obligations is outstanding.

SECTION 8. [RESERVED]

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1      Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; or

9.2      Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and the Lenders; or

9.3      Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect, or

9.4      Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5      Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated;

9.6      Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7      Other Obligations. The occurrence of any default or event of default under that certain Loan and Security Agreement dated December 11, 2020 by and between Borrower and Agent.

SECTION 10. REMEDIES

10.1    General. Upon the occurrence and continuance of any one or more Events of Default, Agent may accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to: (a) exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; and (vi) receive, open and dispose of mail addressed to Borrower; and (b) regardless of whether an Event of Default has occurred, (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (ii) notify all account debtors to pay Agent directly. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full and the Loan Documents have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed and the Loan Documents have been terminated. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2    Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to the Lenders in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3    No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4    Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)          If to Agent:

Hercules Capital, Inc.
Legal Department
Attention: Chief Legal Officer and
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com
Telephone: 650-289-3060

(b)          If to the Lenders:

Hercules Capital, Inc.
Legal Department
Attention: Chief Legal Officer and
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com
Telephone: 650-289-3060

Northern Pacific Growth Investment Advisors, LLC
315 E. Lake St., Suite 301
Wayzata, MN 55391
Attention: Scott Honour

shonour@northernpacificgroup.com

(c)          If to Borrower:

Pineapple Energy LLC
c/o Northern Pacific Group
315 E. Lake St., Suite 301
Wayzata, MN 55391
Attention: Scott Honour
shonour@northernpacificgroup.com

or to such other address as each party may designate for itself by like notice.

11.3        Entire Agreement; Amendments.

(a)       This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b)       Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Agent, Lenders and Borrower party to the relevant Loan Document may from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of the Loan, extend the scheduled date of any amortization payment in respect of the Loan, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof in each case without the written consent of Lenders; (C) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 1 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lenders and shall be binding upon Borrower, the Lenders, the Agent and all future holders of the Loans.

11.4        No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5    No Waiver. The powers conferred upon Agent and the Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers. No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.

11.6    Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.14, 11.15, 11.17 and 11.21 shall survive the termination of this Agreement.

11.7    Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents with, the prior written consent of Borrower (not to be unreasonably withheld or delayed); provided that (i) following an Event of Default, no such consent of Borrower shall be required, and (ii) no such consent shall be required (x) in connection with any assignment by Lenders to any of its Affiliates, (y) in connection with any assignment by Lenders as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (z) in connection with Lenders’ own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (z) shall release Lenders from any of its obligations hereunder or substitute any such Person or party for Lenders as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. Upon any such assignment, all of the rights hereunder of the assigning Agent or Lenders hereunder shall inure to the benefit of their respective successors and assigns.

11.8    [Reserved]

11.9    Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10  Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11      Mutual Waiver of Jury Trial / Judicial Reference.

(a)       Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and the Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)       If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)       In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12      Professional Fees. Borrower promises to pay the Agent’s and the Lenders’ fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by the Agent and the Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof. Notwithstanding anything to the contrary in this Section 11.12, Borrower shall pay attorneys’ and other professionals’ fees and expenses incurred by the Agent and the Lenders at such time as the Borrower has sufficient liquidity and working capital to pay any such fees and expenses.

11.13      Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and the Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, Lenders, directors, officers, employees, agents, advisors, counsel, accountants, counsel, representative and other professional advisors if Agent or the Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lenders, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (h) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (i) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14      Assignment of Rights. Borrower acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve Borrower of any of its obligations hereunder. Each Lender agree that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15      Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Lenders in Cash.

11.16  Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17  No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Borrower.

11.18  Agency. Agent and Lenders hereby agree to the terms and conditions set forth on Addendum 1 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 1 attached hereto.

11.19  Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20  Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.21  Termination; Delivery of Termination Statements. Upon payment in full in cash of all of the Secured Obligations (other than unmatured indemnification obligations), this Agreement shall terminate and Agent on behalf of itself and the Lenders shall deliver to Borrower termination statements and releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Secured Obligations, all at the expense of Borrower.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Working Capital Loan and Security Agreement as of the day and year first above written.

BORROWER:

PINEAPPLE ENERGY LLC,
a Delaware limited liability company

Signature:	/s/ Scott Honour
Print Name:	Scott Honour
Title:	Director

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang
Print Name:	Zhuo Huang
Title:	Associate General Counsel

LENDERS:

HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang
Print Name:	Zhuo Huang
Title:	Associate General Counsel

NORTHERN PACIFIC GROWTH
INVESTMENT ADVISORS, LLC

By: Northern Pacific Holdings, LLC
Its: Managing Member

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	President

Table of Addenda, Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Name, Locations, and Other Information for Borrower

Exhibit C:	Borrower’s Deposit Accounts and Investment Accounts

ADDENDUM 1 to WORKING CAPITAL LOAN AND SECURITY
AGREEMENT

Agent and Lender Terms

(a)       Lenders hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)       Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 1, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)       Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lenders as any other Lenders and may exercise the same as though it were not the Agent and the term “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)       Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)        be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)       have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)      except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)       The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)       The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default,

(i)        the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

Schedule 1

Term Commitments

Lender	Commitment Amount	Percentage of Total Commitments
Hercules Capital, Inc.	$400,000	80%
Northern Pacific Growth Investment Advisors, LLC	$100,000	20%

EXHIBIT A

ADVANCE REQUEST

[See Attached]

EXHIBIT B

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

[See Attached]

EXHIBIT C

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

[See Attached]